Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AGILE THERAPEUTICS, INC.

Agile Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY THAT:

FIRST:  The name of the Corporation is Agile Therapeutics, Inc.  The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December 5, 1997 under the name Levotech, Inc. pursuant to a Certificate of Amendment filed on March 23, 2001.

SECOND:  The first sentence of Article Fourth of the Second Amended and Restated Certificate of Incorporation of Agile Therapeutics, Inc. (the “Certificate”) is hereby amended and restated in its entirety so as to read as follows:

“The aggregate number of shares of stock that the Corporation shall have the authority to issue is 32,605,721, of which 25,000,000 shares are Common Stock with a par value of $.0001 per share (the “Common Stock”), and 7,605,721 shares are Preferred Stock with a par value of $.0001 per share (the “Preferred Stock”).”

THIRD:  The Corporation hereby certifies that the amendments set forth above were duly adopted in accordance with the provisions of Section 242 of the DGCL.  With respect to such adoption, written consent has been given by the stockholders of the Corporation in accordance with the provisions of Section 228 of the DGCL and written notice has been given as provided in such Section 228.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of this 21st day of May, 2014.

AGILE THERAPEUTICS, INC.

By:	/s/ Al Altomari
	Name:	Al Altomari
	Title:	CEO

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